Exhibit 99.1

NEWS RELEASE

FOR RELEASE AT  8:30 AM EDT ON SEPTEMBER 28, 2006

STORM CAT ENERGY CORPORATION CLOSES C$ 23.1 MILLION PRIVATE
PLACEMENT OF UNITS AND FLOW-THROUGH COMMON SHARES

CALGARY and DENVER — September 28, 2006 — Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today announced that it has closed its private placement previously announced on September 19, 2006.  The private placement consisted of the sale to a single investment group based in Ontario, Canada, acting as portfolio manager for fully-managed accounts, of 7,594,937 units (C$12,000,000.46) and 6,172,839 flow-through common shares (C$11,111,110.20) (the “Offering”).  Each unit, priced at C$1.58 per unit, is comprised of one common share and approximately 0.28 of a common share purchase warrant (2,126,582 warrants).  Each whole common share purchase warrant is exercisable into one common share at a price of C$1.90 per share for a period of 18 months from closing. Each flow-through common share was priced at C$1.80 per share.  In connection with the Offering, the Company has paid a cash commission equal to 6% of the aggregate gross proceeds of the Offering.

The securities distributed under the Offering are subject to a 4-month hold period and may not be traded before January 28, 2007 unless permitted under applicable securities legislation and the rules of the Toronto Stock Exchange.

The securities issued under the Offering have not been registered under the United States Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release is issued pursuant to Rule 135(c) of the Securities Act of 1933, and does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the common shares or warrants in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming’s Powder River Basin and exploitation and development acreage in Canada and Alaska. The Company’s shares trade on the

American Stock Exchange under the symbol “SCU” and in Canada on the Toronto Stock Exchange under the symbol “SME.”

 Storm Cat Energy Corporation

J. Scott Zimmerman

President and Chief Executive Officer

  /s/ J. Scott Zimmerman

Company Contact:

Scott Zimmerman, President and Chief Executive Officer

Paul Wiesner, Chief Financial Officer

Phone: 87-STORMCAT

www.stormcatenergy.com

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FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE